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STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in thousands)                             Exhibit 12

                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                             Ended
                                                                                                    Six Months Ended        December

                                                     Fiscal Years Ended June 30,                       December 31,           31,
                                       -----------------------------------------------------       -------------------      --------

                                         1992        1993       1994         1995       1996        1995         1996        1996
                                       -------     -------     -------     -------    -------      -------     -------      -------
HISTORICAL
Registrant's pretax income from
   continuing operations              $ 18,077    $ 20,055    $ 22,105    $ 26,220   $ 30,226     $ 19,203     $20,697     $ 31,720

Interest                                 2,757       2,473       2,455       2,522      2,608        1,476       1,465        2,597

Amortization of debt expense and
   discount or premium                       9           9           9           9          9            5           5            9
                                       -------     -------     -------     -------    -------      -------     -------      -------

Total fixed charges                      2,766       2,482       2,464       2,531      2,617        1,481       1,470        2,606
                                       -------     -------     -------     -------    -------      -------     -------      -------

Total earnings and fixed charges      $ 20,843    $ 22,537    $ 24,569    $ 28,751   $ 32,843     $ 20,684    $ 22,167     $ 34,326
                                       -------     -------     -------     -------    -------      -------     -------      -------

Total fixed charges                    $ 2,766     $ 2,482     $ 2,464     $ 2,531    $ 2,617      $ 1,481     $ 1,470      $ 2,606
                                       -------     -------     -------     -------    -------      -------     -------      -------

Ratio                                     7.5x        9.1x       10.0x       11.4x      12.5x        14.0x       15.1x        13.2x
                                      ========    ========    ========    ========   ========     ========     =======     ========


PRO FORMA

Pretax income from continuing operations                                              $14,175                  $12,949     $15,592

Interest                                                                               19,034                    9,525      19,040
                                                                                      -------                  -------     -------

Total earnings and fixed charges                                                      $33,209                  $22,474     $34,632
                                                                                      =======                  =======     =======

Total fixed charges                                                                   $19,034                  $ 9,525     $19,040
                                                                                      -------                  -------     -------

Pro forma ratio                                                                          1.8x                     2.4x        1.8x
                                                                                      =======                  =======     =======

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